Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES WORKING IN FRANCE REJECTING

THE ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM

UNDER THE CARDINAL HEALTH, INC. STOCK OPTION EXCHANGE PROGRAM

Date:	, 2009
To:
From:	Cardinal Health, Inc.
Re:	Rejected Election Form Under the Cardinal Health, Inc. Stock Option Exchange Program

We received an Election Form from you dated                     ,     2009. Unfortunately, we could not accept your Election Form under the Cardinal Health Stock Option Exchange Program for the following reason(s):

        The Election Form was received after the expiration deadline for the Offer. We cannot process your election.

        The Election Form was not properly signed or other employee information was not provided.

        It is unclear what election was intended.

If you wish to participate in the Offer or change or withdraw a previous valid election, and the Offer has not yet expired, please correct the defects noted above on the attached copy of your Election Form, initial your corrections and deliver it to Cardinal Health at the address listed on the Election Form.

In either case, your election must be received before 11:59 p.m., Eastern Time, on Friday, July 17, 2009 (or such later date as may apply if the Offer is extended).

If we do not receive a properly completed and signed Election Form before the deadline noted above, all Eligible Options currently held by you will remain outstanding according to their existing terms.

If you have questions, please telephone or email Stock & Option Solutions, a firm that we have engaged to assist us in administering the Offer, at 1-800-936-5340 (from within the United States or Canada) or at 1-614-808-1620 (from outside the United States or Canada), or via email at StockOptionExchangeProgram@Cardinalhealth.com.